UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Perko Worldwide Corp.
(Exact Name of registrant in its charter)

Delaware	3730	20-2894431
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2650 SW 18th Street, Fort Lauderdale, FL 33312 Tel: (954) 636-7555
(Address and telephone number of principal executive offices)

David E. Perko, CEO, 2650 SW 18th Street, Fort Lauderdale, FL 33312; Tel: (954) 636-7555
(Name, address and telephone number of agent for service)

With Copies to: David E. Perko, CEO, 2650 SW 18th Street, Fort Lauderdale, FL 33312; Tel: (954) 636-7555

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box  ☒.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by a check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accredited filer or a smaller reporting company.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Share amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock	75,000,000.00	$1.00	$75,000,000.00	$10,243.64
Preferred Stock	10,000,000.00	$0.01	$100,000.00	$13.64

(1)	This is an initial offering of securities by the registrant and no current trading market exists for our common stock. The Offering price of the common stock offered hereunder has been arbitrarily determined by the Company and bears no relationship to any objective criterion of value. The price does not bear any relationship to the assets, book value, historical earnings or net worth of the Company.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, August 9, 2013

PRELIMINARY PROSPECTUS

PERKO WORLDWIDE CORP.

75,000,000 Shares of Common Stock

$1.00 per share

Perko Worldwide Corp. (“Perko Worldwide Corp” or the “Company”) is offering, on a best-efforts basis up to 30,000,000 shares of its Common Stock, $1.0 par value, at a purchase price of $2.00 per share (“Shares”). This is the initial offering of our Common Stock and no public market currently exists for the securities being offered in this prospectus. We are currently in the development stage that was formed to develop and build a patented revolutionary type of high-speed roll on/roll off container cargo transportation vessel.

We are offering the Shares on self-underwritten, best-efforts basis directly through our directors. The Shares will be offered at a fixed price of $2.00 per share for a period not to exceed 180 days from the date of this prospectus. There is no minimum number of shares required to be purchased, and, therefore, the total proceeds received by us might not be enough to sustain operations. Further, a market for our Common Stock may never develop. The Shares will be sold on our behalf by David E. Perko, Jonathan S. Williams, Michelle A. Williams, and L. Paul Zankich our directors. Our directors will not receive any commissions or other compensation from the offering for selling the Shares on our behalf. The intended methods of communication include, without limitations, telephone and personal contact. For more information, see the prospectus sections titled “Plan of Distribution” and “Use of Proceeds”.

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account. All proceeds from this offering will be available immediately to us for general corporate use, regardless of whether we are able to place the entire offering.

The offering shall terminate on the earlier of (i) the date when the sale of all 30,000,000 shares is completed or (ii) 180 days from the date of this prospectus. We will not extend the offering period beyond 180 days from the date of this prospectus.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO “RISK FACTORS” BEGINNING ON PAGE THREE.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Subject to completion, August 9, 2013

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Table of Contents

PROSPECTUS SUMMARY	5
Overview of Our Business	5
The Offering	6
Selected Financial Information	7
Important Information – No Required Minimum Amount of Shares Must be Sold	7
Rule 419 – “Blank Check Company”	7
RISK FACTORS	8
Special Note Regarding Forward-Looking Statements	13
USE OF PROCEEDS	14
DETERMINATION OF OFFERING PRICE	14
PLAN OF DISTRIBUTION	15
Terms of the Offering	15
Section 15(g) of the Exchange Act	16
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	18
Results of Operations	18
DESCRIPTION OF OUR BUSINESS AND PROPERTIES	18
Overview of Our Business	18
Industry Background	18
Competition	20
Plan of Operations	20
Operations and Management	23
Proposed Milestones to Implement Business Operations	24
Financing	24
Intellectual Property	24
DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS	25
Officers	25
Board of Directors	25
EXECUTIVE COMPENSATION	26
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	28
DESCRIPTION OF SECURITIES	28
Common Stock	28
Preferred Stock	28
Dividend Policy	29
Share Purchase Warrants	29
Options	29
Shares Eligible for Future Sale	29
Transfer Agent	29
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE	29
LEGAL PROCEEDINGS	30
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INTERESTS OF NAMED EXPERTS AND COUNSEL	31
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	31

ADDITIONAL INFORMATION	31
REPORTS TO SECURITY HOLDERS	32
FINANCIAL STATEMENTS	32

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information that may be important to you.  You should read the more detailed information contained in this prospectus, including, but not limited to, the risk factors beginning on page 8.  References to “we,” “us,” “our,” “Perko Worldwide” or the “Company” mean Perko Worldwide Corp.

Overview of Our Business

We were incorporated on June 3, 2003 in the State of Delaware.  We formed the Company to develop and build a patented revolutionary type of high-speed roll on/roll off container cargo transportation vessel having secondary and tertiary sources of income within each ship of parcels and passengers.

We are the sole licensee of a 9 year globally exclusive license for the development, utilization, and marketing of our founder’s, David Perko, patent (Patent number issued, #7013828, titled: Buoyant Tube Ship (the “Patent”). In addition the Patent Licensing Agreement gives us the right of first refusal for other patents pending technology owned by Mr. Perko.

As of June 3, 2013 we have not generated any revenue and have relied upon directors to provide resources which permitted seeking patents awarded in March 2006 for an entire high speed sea going vessel, professionally valued in April 2013 at $45.6 Million U.S. Dollars. We have lobbied the U.S. Congress, and otherwise been seeking prototype building capital. We are a development stage company and we do not expect to generate revenue which would be sufficient to sustain our operations for at least the next 12 months initial public offering, (IPO), our independent registered public accounting firm included additional comments indicating concerns about our ability to continue. The financial statements do not include any adjustments that might result from the outcome of (IPO).

This offering and any investment in our common stock involves a high degree of risk.  If we are unable to generate adequate revenue, we may be obliged to cease business operations due to a lack of operating capital.  We face a number of manageable challenges to continue operations, including our lack of operating history, lack of revenues to date, and the losses we have incurred to date.  Please review the "Risk Factors" starting on page 8 of this prospectus.

Our directors collectively own 74.7% of the issued and outstanding shares of our common stock as of the date of this prospectus.  If we sell all of the shares being offered in this prospectus our directors will still own 55.6% of our then issued and outstanding common stock.  Accordingly, they will have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets.  The Founder’s, fleet building goals, along with the interests of our directors all being large shareholders are forced to see our stock climb in value and earn a significant dividend.

We are conducting this offering through this prospectus in an effort to raise enough capital to builder our first vessel, a working prototype ship.  The capital we will raise from this offering may be inadequate to initiate operations, cover the costs of this offering, and, because we will become a reporting company as a result of this offering, meet future reporting requirements.  Please review the "Risk Factors" starting on page 8 of this prospectus and “Liquidity and Capital Resources” on page 18.

Our principal executive offices are located at 2650 SW 18th Street, Fort Lauderdale, FL 33312 and our telephone number at that address is (954) 646-7555.  This office space is being provided to us by our president and chief executive officer, David E. Perko, free of charge.

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The Offering

Following is a brief summary of this offering:

Securities being offered by Perko Worldwide:	30,000,000 shares of common stock, $1.00 par value

Offering price:	$2.00 per share

Minimum number of shares to be sold in this offering:	None

Company capitalization:

Common Stock : 75,000,000 shares authorized; 45,988,750 shares issued and outstanding as of the date of this prospectus.

Preferred Stock : 10,000,000 shares authorized; 7,000,000 shares issued and outstanding as of the date of this prospectus.

Number of shares outstanding before the offering:	44,803,750

Number of shares outstanding after the offering, assuming all of the shares are sold:	74,803,750

Use of proceeds:	We intend to use the proceeds of this offering to: (i) build our first 60 foot scale model and (ii) as general working capital to further develop and continue our business operations. See the “Use of Proceeds” section for more information on page 16.

Lack of escrow account:	There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account. All proceeds from this offering will be available immediately to us for general corporate use, regardless of whether we are able to place the entire offering.

Risk factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in shares of our Common Stock. Any investment in our business should be considered extremely risky and is suitable only for those who can afford to lose the entirety of their investment.

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Selected Financial Information

The tables below summarize the audited financial statements of Perko Worldwide Corp. for the period June 3, 2003 (inception) to April 30, 2013:

Balance Sheet Summary :

As of April 30, 2013 (audited*)

Cash and cash equivalents	$16,500
Total assets, not include IP Value	$595,550
Total liabilities	$11,550
Total stockholders’ equity	$599,050

* Taken from the audited financial statements starting on page F-1 of this prospectus.  Our auditors did not audit the content of this table.

Statement of Operations Summary :

	For the period of June 3, 2003 (inception) through April 30, 2013 (audited*)

Revenue		$22,500
Expenses		$183,500
Net (loss)	($)	161,000

Intellectual Property Value		$45,600,000
Total Assets, not including IP Value		$495,550

* Taken from the audited financial statements starting on page F-1 of this prospectus.  Our auditors did not audit the content of this table.

Important Information – No Required Minimum Amount of Shares Must be Sold

There is no required minimum amount of Shares that must be sold in this offering.  As a result, potential investors will not know how many Shares will ultimately be sold and the amount of proceeds we will receive from this offering.  If we sell only a few Shares, potential investors may end up holding shares in a company that:

•	hasn’t received enough proceeds from the offering to open any restaurant properties and/or sustain ongoing operations; and
•	has limited, volatile, and sporadic trading market for its common stock.

This should be considered a substantial risk of investment, taken together with the “Risk Factors” section presented in this prospectus starting on page 8.

Rule 419 – “Blank Check Company”

We are not a “blank check company” as defined by Rule 419 of the Securities Act of 1933, as amended, and therefore the registration statement need not comply with the requirements of Rule 419.  Rule 419 defines a “blank check company” as a company that:

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(1) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and

(2) is issuing "penny stock," as defined in Rule 3a51-1 under the Securities Exchange Act of 1934.

We have a very specific business purpose and a bona fide plan of operations.  Our business plan and purpose is to develop and build a patented revolutionary type of high-speed roll on/roll off container cargo transportation vessel having secondary and tertiary sources of income within each ship of parcels and passengers.

As of April 30, 2013, we have not generated any revenue nor do we anticipate generating any material revenue for at least twelve months from the date we close this offering, assuming we are able to place a sufficient amount of this offering.  Upon receipt of adequate funding from this offering we intend to (i) build prototypes and conduct sea trials, (ii) construct a fleet (iii) purchase major ship components, (iv) turbine deposit and payments, and (v) acquire ports contracts and building leases.  Lastly, we do not have any plans or intentions to engage in a merger or acquisition with an unidentified company or companies or other entity or person.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk.  You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our common stock.

If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and you may lose your entire investment.

Industry Risk Factors

Our industry is subject to future jet fuel prices.

The shipping industry depends on fuel such as jet fuel or premium diesel to power its ships. The price of jet fuel in recent years has increased dramatically. Since our ships will use gas turbines that can burn natural gas, we will build our ships to use this less expensive fuel when compared to jet fuel.

Our industry depends on freight forwarders.

The shipping industry depends on freight forwarders, such as, FedEx, UPS, DHL and the U.S. Post Office for business. The inability to acquire business from freight forwarders could prevent our business from reaching profitability, or if profitability is ever obtained, fail to maintain such profitability. The Founder nonetheless has had conversation with UPS who offered air freight to carry across the Atlantic Ocean, and a representative from FedEx, commented to David Perko “FedEx could use six of our ships leased to address their Caribbean commitments.”

Company Risk Factors

We lack an operating history and have losses which we expect to continue into the future.  There is no assurance our future operations will result in profitable revenues.  If we cannot generate sufficient revenues to operate profitably, our business will fail.

We were incorporated on June 3, 2003, and have generated only limited revenue from a handful of private stock investors. The Founder has spent personally and accumulated debts recently to make this offering combined both, now approaching $200,000 through June 30, 2013.  We have very little operating history upon which an evaluation of our future success or failure can be made. We have not achieved profitability as of June 2013, but will begin Private Placement Memorandum sales in July 2013 seeking to capitalize a few million dollars intended for use to strengthen our corporate positioning and stock price for our IPO. Even if we do achieve profitability, we may be unable to sustain or increase profitability on an ongoing basis without a successful IPO.

We are dependent upon the funds to be raised in this offering to advance our business, the proceeds of which may be insufficient to begin generating sufficient levels of revenue which could cause our business to fail.

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We have had limited operations to date which have been funded exclusively by our directors and current stockholders.  We need the proceeds from this offering to (i) build prototypes and conduct sea trials, (ii) construct a fleet (iii) purchase major ship components, (iv) turbine deposit and payments, and (v) acquire ports and buildings.   We may need additional funds to complete further development of our business plan before we are able to achieve a sustainable level of revenue where ongoing operations can be funded out of revenues.  There is no assurance that any additional financing will be available, or if available, on terms that will be acceptable to us.  If we are not able to obtain additional financing, we may have to cease operations and investors will lose their entire investment.

Our business could continue to be materially adversely affected as a result of general economic and market conditions.

We will be subject to the effects of general global economic and market conditions. Our operating results may be materially adversely affected as a result of unfavorable economic conditions and reduced spending.

Our model may not perform as expected.

A substantial portion of the Offering Proceeds will be used to construct a Model of the high speed roll on/roll off container cargo transportation vessel that will become the basis of our business. Although preliminary studies conducted by third parties have confirmed the feasibility of the design, there can be no assurances that the actual Model will perform as expected. In the event that the Model does not perform, we may incur substantial additional costs to revise the design of the Model.

Although we believe that we have a unique technology that will revolutionize the cargo/transportation shipping industry, as competition in the industry increases, it may become increasingly difficult for us to maintain a technological advantage and to leverage that advantage toward increased revenues and profits.

The markets we serve are highly competitive, and we may be unable to compete effectively.

We will compete with many established companies in the markets we serve and some of these companies (whether independently or by establishing alliances) may have substantially greater financial, marketing and technological resources, larger distribution capabilities, earlier access to customers and greater opportunity to address customers’ requirements than us. We will also compete with many smaller, less established companies who may be able to focus more effectively on specific product segments or markets.

Our business could be materially adversely affected as a result of war or acts of terrorism or piracy.

Terrorist acts, Piracy, or acts of war may cause damage or disruption to our ships, our shipping abilities, our employees, facilities, and customers, which could have a material adverse effect on our business, results of operations or financial condition. Such conflicts may also cause damage or disruption to transportation and communication systems and to our ability to manage logistics in such an environment.

Our business may suffer if we are unable to retain or attract key personnel.

Our business depends to a significant extent on the continued service of senior management and other key employees, the development of additional management personnel and the hiring of new qualified employees. There can be no assurance that we will be successful in retaining existing personnel or recruiting new personnel. The loss of one or more key or other employees, our inability to attract additional qualified employees or the delay in hiring key personnel could have a material adverse effect on our business, results of operations or financial condition.

Changes in foreign conditions could impair our international services.

A portion of our revenues may be derived from shipping contracts outside the United States. Accordingly, our future results could be materially adversely affected by a variety of factors, including changes in foreign currency exchange rates, changes in a specific country’s or region’s political or economic conditions, trade restrictions, import or export licensing requirements, the overlap of different tax structures or changes in international tax laws, changes in regulatory requirements, compliance with a variety of foreign laws and regulations and longer payment cycles in certain countries.

Our business may suffer if we cannot protect our intellectual property.

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Pursuant to our Licensing Agreement it is our responsibility to bear the costs of protecting our proprietary rights and filing and maintaining any and all patents which incorporate the technology licensed pursuant to the Agreement, until such time as the Licensing Fee is paid in full. Thereafter, we will have to depend on David Perko, the Patent owner to protect our proprietary rights. There can be no assurance that any of our proprietary rights will not be challenged, invalidated or circumvented or that Mr. Perko will be able to adequately protect them. In addition, the laws of certain countries do not protect our proprietary rights to the same extent as do the laws of the United States. Therefore, there can be no assurance that we will be able to adequately protect our proprietary technology against unauthorized third-party copying or use, which could adversely affect our competitive position.

The protection of Company’s proprietary information is limited.

Although Company regards certain of its intellectual property as proprietary, there can be no guarantee that Company will be able to achieve exclusive use of such intellectual property. To establish, maintain and protect its proprietary rights, Company intends to file for such protection, if available, and intends to rely on a combination of patent, copyright, and trademark laws, confidentiality agreements, and contract provisions with third parties. Although Company has been entering into confidentiality, non-compete, or invention assignment agreements with its employees and limits access to, and distribution of, its proprietary technology and trade secrets, Company’s efforts to safeguard and maintain its proprietary rights may not be sufficient to deter misappropriation, imitation, copying or independent third-party development, exploitation and use of Company’s products, technology or other information PWWC regards as proprietary. If Company is unable to protect its intellectual property and proprietary rights, such inability could have a material adverse effect on Company’s business, financial condition, and results of operation. There also can be no assurance that Company’s competitors will not independently develop proprietary rights similar to Company’s. Litigation may be necessary in the future to protect Company’s trade secrets or other intellectual property rights or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on Company’s business, financial condition, and results of operations.

We may become involved in litigation that may materially adversely affect us.

In the ordinary course of business, we may become involved in litigation, administrative proceedings, and governmental proceedings. Such matters can be time-consuming, divert management’s attention and resources, and cause us to incur significant expenses.

Furthermore, there can be no assurance that the results of any of these actions will not have a material adverse effect on our business, results of operations or financial condition.

Changes in regulations could materially adversely affect us.

Our business, results of operations or financial condition could be materially adversely affected if laws, regulations, or standards relating to us or our business are newly implemented or changed.

Some of our competitors have greater financial resources than we do,

There is strong competition in the cargo/transportation shipping industry. We will compete with many companies, certain of which have substantially greater financial and technological resources, larger distribution capabilities, earlier access to customers. Our business may be adversely affected by price reductions of our competitors' product or services and the implementation of certain marketing strategies by its competitors. See “Business-Competition.

A significant portion of our future financial performance will depend on a successful marketing and sales campaign.

A significant portion of our future financial performance will depend on a successful marketing and sales campaign as well as client acceptance of our services. The market for our services could fail to grow as rapidly, or grow more slowly than anticipated, or become more competitive by much slower ship reducing their pricing to make their service more attractive, which could lead to a sharply decreased margin for Perko Worldwide Corp that may not be sustainable.

The potential profitability of this business model is unproven. As a result, we cannot be certain that our business model will be successful or that we can sustain revenue growth or achieve or sustain profitability. While we have based our cash flow and business model assumptions on rates we feel are reasonable, we cannot provide any assurance that we will achieve these average rates.

Our operations expose us to numerous and sometimes conflicting legal and regulatory requirements, and violation of these regulations could harm our business.

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Company plans to retain the services of a specialized regulatory attorney to ensure that the Company is compliant with all state and federal laws. We are also subject to numerous, and sometimes conflicting, legal rules on matters as diverse as import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, government affairs, internal and disclosure control obligations, data privacy and labor relations. Violations of these regulations in the conduct of our business could result in fines, criminal sanctions against us or our officers, prohibitions on doing business and/or damage to our reputation. Violations of these regulations in connection with the performance of our obligations to our clients also could result in liability for monetary damages, fines and/or criminal prosecution, unfavorable publicity, restrictions on our ability to process information and allegations by our clients that we have not performed our contractual obligations. Due to the varying degrees of development of the legal systems of the countries in which we might operate, local laws might be insufficient to protect our rights. Our failure to comply with applicable regulatory requirements could have a material adverse effect on our business, results of operations and financial condition.

The performance of the Company may be affected by unfavorable publicity.

There is no guarantee that unfavorable publicity will not have a similar negative effect on other products in the future. This may be the case regardless of whether or not the negative publicity is warranted to any degree.

The Company's inability to prevent computer viruses or destruction of hardware through "acts of god" could limit or halt operations.

In the event Company’s technology, networks, and/or hardware become subject to computer viruses, including viruses targeting at Company, our business operations may suffer a material adverse effect and we may be forced to halt operations until our systems and hardware are restored. While management recognizes the importance of maintaining anti-virus protection to protect its technology, data, and hardware, there is no guarantee that anti-virus protection can prevent such attacks. In addition, Company may also be materially adversely affected in the event its computer hardware or technology is destroyed in the event of an act of God (i.e., a hurricane, flood, tornado, fire, earthquake etc.). In the event of an act of God, Company could be forced to halt operations for an extended period time which would have an adverse effect on the Company's operating revenue and investor returns.

Risk Factors Relating to Our Common Stock and This Offering

There is no public (trading) market for our common stock and there is no assurance that our common stock will ever trade on a recognized exchange or dealers’ network.  Therefore, anyone investing in this offering may not be able to sell their shares.

Our common stock is not listed on any exchange or quoted on any similar quotation service, and there is currently no public market for our common stock.  We have only taken initial steps in preparing our S1 filing to enable our common stock to be quoted on the OTC Bulletin Board or other similar venue, so we can provide no assurance that our common stock will ever be quoted on any quotation service or that any market for our common stock will ever develop.  As a result, stockholders may be unable to liquidate their investments, or may encounter considerable delay in selling shares of our common stock.  We have not engaged an underwriter for this offering.  Therefore, we cannot assure you that any brokerage firm will act as a market maker of our securities.  A trading market may not develop in the future, and if one does develop, it may not be sustained.  If an active  trading market does develop, the market price of our common stock is likely to be highly volatile due to, among other  things,  the nature of our business and because we are a new public company with a limited operating history.  Further, even if a public market develops, the volume of trading in our common stock will presumably be limited and likely be dominated by a few individual stockholders.  The limited volume, if any, will make the price of our common stock subject to manipulation by one or more stockholders and will significantly limit the number of shares that one can purchase or sell in a short period of time.  The market price of our common stock may also fluctuate significantly in response to the following factors, most of which are beyond our control:

•	variations in our quarterly operating results;
•	changes in general economic conditions, in particular the tourism industry within the Caribbean region;
•	announcements by us or our competitors of significant new contracts, acquisitions, strategic partnerships or joint ventures, capital commitments;
•	loss of a significant advertiser, partner or joint venture participant; and
•	the addition or loss of key managerial and collaborative personnel.

The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and that have often been unrelated to the operating performance of these companies.  Any such fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.  As a result, stockholders may be unable to sell their shares, or may be forced to sell them at a loss.

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We are selling this offering without an underwriter and may be unable to sell any shares.

This offering is self-underwritten, that is, we are not going to engage the services of an underwriter to sell the shares.  We intend to sell our shares through our directors who will receive no commissions or other forms of compensation for doing this for us.  Our directors will offer the shares to friends, family members, and other business associates.  However, there is no guarantee that they will be able to sell any of the shares.  Unless they are successful in selling the shares and we receive the proceeds from this offering, we may have to seek alternative financing before we are able to proceed with our business plan.

If our common stock is accepted for quotation on the OTC Bulletin Board it will be subject to the "Penny Stock" rules of the SEC which may limit the trading market in our common stock and make transactions in our stock cumbersome, thereby possibly reducing the value of an investment in our common stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions.  For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and

•	the broker or dealer receives from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information, investment experience and investment objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and that the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules.  This may make it more difficult for investors to sell shares of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions.  Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

Our business is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  We are also required to comply with the internal control evaluation and certification requirements of Section 404 of the Sarbanes-Oxley Act of 2002.  We are in the process of determining whether our existing internal controls over financial reporting systems are compliant with Section 404.  This process may divert internal resources and will take a significant amount of time, effort and expense to complete.  If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting.  We may experience higher than anticipated operating expenses as well as outside auditor fees during the implementation of these changes and thereafter.  Further, we may need to hire additional qualified personnel in order for us to be compliant with Section 404.  If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results.

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Volatility in our common share price may subject us to securities litigation, thereby diverting our resources which may materially affect our profitability and results of operations.

We expect the market for our common stock, if one ever develops, to be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future.

In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities.  We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management's attention and resources.

We currently do not intend to pay dividends on our common stock and, consequently, your only opportunity to achieve a return on your investment is if the price of our Series 1 common stock appreciates.

We currently do not plan to declare dividends on shares of our common stock in the foreseeable future. Any payment of future dividends will be at the discretion of our board of directors, subject to compliance with certain covenants contained in our credit facility, which limit our ability to pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant. For more information, see the section titled “Dividend Policy.” Consequently, your only opportunity to achieve a return on your investment in our company will be if the market price of our common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of our common stock that will prevail in the market after this offering will ever exceed the price that you pay.

Special Note Regarding Forward-Looking Statements

When used in this prospectus, the words or phrases “will likely result,” “we expect,” “will continue,” “anticipate,” “estimate,” “project,” ”outlook,” “could,” “would,” “may,” or other similar expressions are intended to identify forward-looking statements.  We wish to caution readers not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made.  Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  Such risks and uncertainties include, among others, success in developing and managing high volume restaurant properties and concepts, our ability to develop our core business model and execute on our business plan and expansion strategies, and our ability to finance and sustain operations.  We have no obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

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USE OF PROCEEDS

If we are able to sell all of the shares of our common stock we are offering through this prospectus, then we will raise gross proceeds of $100,000,000.

Our offering is being made on a self-underwritten basis.  No minimum number of shares must be sold in order for the offering to proceed.  The offering price per share is $2.00.  The following table sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100%, respectively, of the securities offered for sale by us.  If less than $150,000 is raised in this offering, we intend to continue operating on a limited basis, meeting only our SEC filing obligations while we seek alternative sources of financing.

USE OF PROCEEDS	If 25% of the Shares are Sold	If 50% of the Shares are Sold	If 75% of the Shares are Sold	If 100% of the Shares are Sold

Gross Proceeds	$25,000,000	$50,000,000	$75,000,000	$100,000,000

Operational Expenses (1), Debts Retired, CFO & CLC salaried	250,000	150,000	150,000	150,000
Deposits at Goldman Sachs to seed our 2nd Offering (4)	—	5,000,000	20,000,000	50,000,000
Prototype Building (2)	2,500,000-	4,000,000	8,000,000	2,500,000
Ports Contracted/Developed and Containers	—	2,000,000	4,000,000	6,000,000
Marketing & Promotion, World Record Breaking Sea Trials	125,000-	200,000	200,000	200,000
Corporate Office Building Acquired, Port Office Leases (3)	3,500,000	65,000	65,000	65,000
Working Capital/Cash Reserves/Human Resources	18,623,500	32,085,500	31,670,500	17,755,500
TOTALS	$25,000,000	$50,000,000	$75,000,000	$100,000,000

(1) Includes: Chief Legal Counsel, and CFO salaries, general overhead, licensing and permitting fees.

(2) We are presently looking for suitable partners to build the prototypes. We have not identified or entered into negotiations with a suitable partner.  This is a general estimate based on the condition of prospective locations we have viewed to date.

(3) Estimated Commercial Real Estate, office furniture, equipment, and supplies.

(4) After our Prototype is built and operational, we will seek a contract with Goldman Sachs to make a 2nd institutional PPM which we plan to capitalize five billion dollars for fleet construction, and further worldwide port acquisitions.

DETERMINATION OF OFFERING PRICE

The offering price of the shares was determined by the corporation based on our $45,600,000 Intellectual Property valued assets, book value, earnings, and other established criteria for valuing a company including a Stock Price Multiple.  In determining the number of shares to be offered and the offering price, we took into consideration the amount of money we would need to begin to commence operations and build our first prototype.  The offering price can be considered an indication of the value of our securities.

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PLAN OF DISTRIBUTION

Shares Offered by Us

This is a self-underwritten “best-efforts” offering.  This prospectus is part of a prospectus that permits our directors, David E. Perko, Jonathan S. Williams, Michelle A. Williams, and L. Paul Zankich, to sell the shares of common stock directly to the public with no commission or other remuneration payable to our directors for any shares they may sell.  There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer.  Our directors will sell the shares and intend to offer them to friends, family members, and personal and professional acquaintances.  In offering the securities on our behalf, our directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.  In their endeavors to sell this offering, our directors will not use any mass-advertising methods such as the Internet or print media.

Our directors will not register as a broker-dealer pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), in reliance upon Rule 3a4-1, which sets forth the conditions under which a person associated with an issuer, may participate in the offering of the issuer's securities and not be deemed to be a broker-dealer.  The conditions are that:

1) The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Exchange Act, at the time of his participation;

2) The person is not compensated in connection with his or her participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3) The person is not at the time of their participation, an associated person of a broker-dealer; and

4) The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he or she (a) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (b) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (c) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our directors are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer.  They are and will continue to be our directors at the end of this offering and are not currently and have not been during the last 12 months broker-dealers or associated with a broker-dealer.  They have not during the last 12 months and will not in the next 12 months offer or sell securities for another corporation.

Terms of the Offering

We are offering on a best-efforts basis 30,000,000 shares of our common stock at a price of $2.00 per share.  This is the initial offering of our common stock and no public market exists for the securities being offered. We are offering the shares through a “self-underwritten” offering, directly through our directors.  The shares will be offered at a fixed price of $2.00 per share for a period not to exceed one-hundred and eighty (180) days from the date of this prospectus.  There is no minimum number of shares required to be purchased.  No commission or other compensation related to the sale of the shares will be paid to our directors.  The intended methods of communication include, without limitations, telephone, and personal contact.

This offering shall terminate on the earlier of (i) the date when the sale of all 30,000,000 shares is completed or (ii) one hundred and eighty (180) days from the date of this prospectus.  We will not extend the offering period beyond one hundred and eighty (180) days from the effective date of this prospectus.

There can be no assurance that any of the shares will be sold.  We have not entered into any agreements or arrangements for the sale of the shares with any broker-dealer or sales agent, nor do we intend to enter into any such agreement or arrangement with any broker-dealer or sales agent.

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold only in those states if they have been registered or qualified for sale or an exemption from such registration or qualification requirement is available and with which we have complied.

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Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must: (i) execute and deliver a subscription agreement; and (ii) wire transfer or deliver a check, certified funds or cash to us for acceptance or rejection.  All checks for subscriptions must be made payable to Perk Worldwide Corp.

There are no arrangements or plans to place the proceeds from this offering into an escrow, trust or similar account.  Because this is a best efforts offering, once a subscription is accepted by us, we will have immediate availability to use the subscription proceeds, regardless of whether we are able to place the entire offering.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within two (2) business days after we receive them.

Applicable to the Offering by Us

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 promulgated thereunder.  They impose additional sales practice requirements on broker-dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $160,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker-dealer transactions in penny stocks unless the broker-dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker-dealer to engage in a penny stock transaction unless the broker-dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker-dealers from completing penny stock transactions for a customer unless the broker-dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker-dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker-dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker-dealers to:

•	approve the transaction for the customer's account;
•	obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased;
•	obtain from the customer information regarding his investment experience;
•	make a determination that the investment is suitable for the investor;
•	deliver to the customer a written statement for the basis for the suitability determination;
•	notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and
•	provide the customer with FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker-dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

We are a development stage corporation with limited operations and are not currently generating any revenues from our business operations.  Our independent registered public accounting firm has issued a going concern opinion.  This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next 12 months.  We do not anticipate generating significant revenues until we are able to build our prototypes and conduct sea trials.  Accordingly, we must raise additional cash from sources other than operations.

To meet our need for cash we are attempting to raise money from this offering.  If we are able to raise sufficient funds from this offering we will be able to (i) build prototypes and conduct sea trials, (ii) construct a fleet (iii) purchase major ship components, (iv) turbine deposit and payments, and (v) acquire ports and buildings. If we are unable to generate significant revenues for any reason, or if we are unable to make a reasonable profit after opening our first restaurant, we may be forced to raise additional funds or to cease operations.  At the present time, we have not made any arrangements to raise additional cash, other than through this offering.

If we need additional cash and cannot raise it, we will either have to suspend operations until we do raise the cash, or cease operations entirely.  If we fail to raise sufficient funds from this offering and need more money we will have to revert to obtaining additional money through a second public offering, a private placement of securities, or loans.  Other than as described in this paragraph, we have no other financing plans.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance.  We are in the start-up stage of operations and have yet to generate any revenues.  We cannot guarantee that we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

To become profitable and competitive, we have to successfully build our prototypes and conduct sea trials.  We anticipate relying on equity sales of our common stock in order to continue to fund our business operations until we are able to generate sufficient revenues to cover our operating expenses, which may never happen.  Issuances of additional shares will result in dilution to our then existing stockholders.  There is no assurance that we will be able to make any additional sales of our equity securities or arrange for debt or other financing to fund our planned business activities.  We may also rely on loans from our directors.  However, there are no assurances that our directors will provide us with any additional funds.

Currently, we do not have any arrangements for additional financing.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop, or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

Results of Operations

From Inception on June 3, 2003 through April 30, 2013.

During the period from June 3, 2003 (inception) through April 30, 2013, we have had minimal operations and have devoted most of our efforts to developing our business plan, developing our intellectual property, issuing common stock, attempting to raise capital, and establishing an accounting system and other administrative functions.  We have generated no revenue and incurred $106,700 in losses since inception, which includes $30,,000 in formation costs and related legal fees and in filing and obtaining our patents.

Liquidity and Capital Resources

As of April 30, 2013, we had no cash or otherwise, and our total liabilities were $11,550, which are current accounts payable to a related party.  Further, we had no external credit facilities (i.e. bank loans, revolving lines of credit, etc.), nor do we anticipate obtaining any external credit facilities in the immediate future.

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We expect to incur continued losses over the next 12 months, possibly even longer.  As of April 30, 2011, we had no cash or other assets, and we believe that we need at least $60,000,000 to meet our minimal working capital requirements over the next 12 months to build our prototypes, and fund a second multi-billion dollar Wall Street fleet building capitalization.. Our intention is to obtain this $60,000,000 through this NASD OTC BB offering

Without limiting our available options, future equity financings will most likely be through the sale of additional shares of our common stock.  It is possible that we could also offer warrants, options and/or rights in conjunction with any future issuances of our common stock.  However, we can give no assurance that financing will be available to us, and if available to us, in amounts or on terms acceptable to us.  If we cannot secure adequate financing through this offering or through alternative sources, we may be forced to cease operations and you will lose your entire investment.

DESCRIPTION OF OUR BUSINESS AND PROPERTIES

You should rely only on the information contained in this prospectus or any supplement hereto.  We have not authorized anyone to provide you with different information.  If anyone provides you with different information, you should not rely on it.  We are not making an offer to sell the shares in any jurisdiction where the offer is not permitted.  You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the date of delivery of this prospectus or any supplement hereto, or the sale of the shares.  Our business, financial condition, results of operations and prospects may have changed since that date.

Overview of Our Business

We were incorporated on June 3, 2003 in the State of Delaware.  Perko Worldwide was formed to build a patented revolutionary type of high-speed roll on/roll off container cargo vessel having secondary and tertiary sources of income within each ship of parcels and passengers. The initial fleet will be used to connect the east coast of the United States to Europe, then and west coast to China. Once the cost of operations has been established and proven successful, that information will be used to develop a fleet that could establish high speed shipping routes worldwide.

We are the sole licensee of a 9 year globally exclusive license for the development, utilization, and marketing of our founder's, David Perko, patent (Patent number issued, # 7013828, titled: Buoyant Tube Ship (the “Patent”) In addition, the Patent Licensing Agreement gives us the right of first refusal for other patents pending technology owned by Mr. Perko. The Company recently received a third party appraisal for the Patent Technology from Cardinal Intellectual Property that estimated it value at $45.56 Million US dollars.

Animation of the ship changing configurations as it accelerates to 300 mph has been completed. Google: www.perkoworldwide.com. There you can find additional technical information about our Patented High Speed Ship design.

Industry Background

The demand for cargo shipping throughout the world has been growing at the rate of over 6% for the past 10 years. This rate of growth is expected to increase for the foreseeable future, with predictions of 100% over the next 20 years.

Containerization is the last technological improvement in ocean shipping which revolutionized ocean transportation of general cargo decades ago. By handling when loaded and unloaded from a container, less port labor and shipping capacity are required to transport the same amount of cargo that would have moved as break-bulk cargo. The impact of containerization on ocean shipping lines, shippers, ship design, trade flow networks, port competition, port design, port labor, port investment, and inland transportation were substantial. It became clear that ocean container shipping played an important role in international trade and economies.

Through the 1950s, general cargo continued to be handled as break-bulk, (i.e., on pallet) cargo: Pallets were moved, generally one at a time, onto a truck or rail car that carried them from the factory or warehouse to the docks. There each pallet was unloaded and hoisted, by cargo net and crane, off the dock on onto the ship. Once the pallet was in the ship’s hole, it had to be positioned precisely, and braced to protect it from damage during the ocean crossing. The process was reversed at the other end of the voyage, making the ocean transport of general cargo a slow, labor-intensive, and expensive process.

All this began to change in 1955, when Malcolm Mclean, believed that pieces of cargo needed to be handled only twice: First at their origin when stored in a standardized container box: Second at their destination when unloaded. He purchased a small tanker company,

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named it Sea Land, and adapted the ships to transport truck trailers. The first voyage, to Puerto Rico, of a Sea-Land containership began in Newark, New Jersey on April 26, 1956.

In the years that followed, standardized container were constructed, generally twenty or forty feet long: without wheels: having locking mechanisms at each corner that could be secured to a truck chassis, a rail car, a crane, or to other containers, inside a ship hole or on its deck. The use of standardized containers also meant that intermodalism of international trade, the movement of cargo from an origin in one country to a destination in another by more than one transport mode, became commercially feasible.

Currently the shipping industry is dedicated towards larger ship with more TEU capacity. These ships are very expensive, but relatively slow, (to the proposed vessels), with large and expensive crews, and are not self sustaining. This means expensive port facilities, labor for loading and unloading, and expensive equipment.

Ship Design

In the early 1980’s some experts predicted that containerships would not only become very large but would also be non-self- sustaining, having no cargo cranes of their own (unlike break-bulk ships) and no roll-on roll-off (RO-RO) ramps, and having to call at ports equipped with large dockside container cranes. The expectation was that these large volumes of containers would be concentrated by land transportation, barges, and small feeder vessels. These so- called load center ports would be analogous to the hubs of the hub spoke networks of airlines. In reality, strategy drove the ship design, and vice versa. Shipping lines whose strategies were based on loading centers did opt for larger, non-self-sustaining containership. If their strategies were to call at a number of smaller ports, they invested in smaller vessels, self sustaining containerships and RO-RO vessels, which were able to load and discharge their own containers. If their strategies were to operate only in one ocean, they purchased vessels that were more the panamax size (too large to transit the Panama Canal).

The rational for these strategies is the non-self-sustaining (or cellular) containerships exhibit cost economies of ship size at sea (e.g., a 4,000 TEU ship has a 30 percent to 40 percent per TEU cost saving over a 2,500 TEU ship). (TEU = twenty foot equivalent.)

Specifically, the size of a non-self-sustaining containership that minimize the cost per TEU moved per voyage leg on a given route declines as (1) the number of ports calls increase, (2) the time in port per port call increases, and (3) the distance of the route decreases. Thus, relatively large containerships are expected to serve long-distance routes, calling on a small number of ports, if all else is constant.

As of 2007 the capacity of the world’s containerships was 417 million TEUs and was expected to increase by 22 percent by 2013; however, the recession of 2009 has seen this expectation decline, but should remain near 20 percent by 2010. The carrying capacity of new containerships has increased about five percent per year on average over the past decade. Today, most of the ships under construction have a carrying capacity of 5,000 to 6,000 TEUs. Maersk Line has nearly completed its launch of twelve super-panamax containerships with these specifications: carrying capacity of 6,000 TEU, 1,049 feet in length, wide enough to carry 17 containers across, the world’s largest diesel engine, a cruising speed of more than 25 knots, and a fifteen person crew. A super-panamax containership yields and 18 percent to 24 percent TEU cost saving over a 4,000 TEU vessel. The British line, P & O Containers, has built the two worlds largest containerships with carrying capacities of 6,674 TEU. A modern non-self-sustaining containership with a carrying capacity of 5,000 TEU or greater has a price range of $60 to $80 million.

Containerization in shipping has revolutionized the ocean transportation of general cargo. Their impacts are numerous. It has led to the formation of ocean shipping lines specializing in the transport of containers. The container shipping line industry has become more concentrated, and the lines have sought to improve their financial position by forming alliances, merging, and investing in larger and more cost-efficient ships. For the shipper, containerization has meant less cargo pilferage and damage, faster and more reliable transportation service, and reduced freight rates, especially for transportation of high-value cargo. As a consequence, international containerized seaborne trade (in TEUs) increased 433 percent between 1990 and 2006, largely accredited to China Shipping which account for 1 of every 8 containers at sea.

U.S. container cargo is projected to more than double in the next twelve years and to increase sevenfold over the next fifty years, severely stressing the nation’s port, rail, and highway infrastructures. Containerized cargo shipment is the preferred method of shipping.

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Competition

To a certain extent we will compete with every company that offers services in the package and freight delivery industry and, therefore, will compete with many different regional, national and international companies, most of with which have significantly greater financial and other resources than we do.. Our competitors include worldwide postal services, various motor carriers, express companies, freight forwarders, air couriers, and others. The top 5 competitors are as follows:

Maersk

Maersk Is a Danish shipping company and is considered by Freight Forward Associates to be the best shipping company in the world. With FFA saying, that the Danish company is the world’s top carrier with a market share of 15% and has a presence in all of the world’s ports. Their ships are regularly seen entering and exiting the top ports in the world. Maersk operates and has subsidiaries/offices in more than 135 countries worldwide. Involved in global liner shipping services, Maersk Line operates over 550 vessels and has a capacity of 2.2 million.

UPS

UPS delivers more than 15 million packages a day to 6.1 million customers in more than 220 countries and territories around the world. According to the Freight Forwarding Association, UPS is also a very well recognized company and is one of the topmost shipping lines with ships and aircraft hauling tons of cargo all over the world. UPS’s forwarding and logistics business provides services in more than 175 countries and territories worldwide, and provides a diverse array of services such as worldwide supply chain design, execution and management, freight forwarding and distribution, customs brokerage, mail and consulting services.

Mediterranean Shipping Company

MSC is the world’s largest shipping line in terms of container vessel capacity. MSC serves 270 ports worldwide on the six continents. It has 350 local offices, employing a total of 29,000 people, providing a large agency network representation. The line was named shipping line of the year in 2007 for the sixth time in eleven years by Lloyds Loading List, which is an achievement not matched by any other shipping line. The Geneva-based company operates in all major ports of the world. MSC’s most important port is Antwerp in Belgium.

FedEx

It is one of the most widely known and widely used shipping companies on the planet. FedEx is a leader in logistics and has a strong reputation for providing on time service without damage. As FFA put it, they ship hundreds of tons of cargo all around the world regularly and are a pioneer in this field. FedEx also uses air freight and FedEx Express operates one of the largest civil aircraft fleet in the world with the largest fleet of wide bodied civil aircraft; it also carries more freight than any other airline.

Hapag-Lloyd

Hapag is one of the largest logistics companies on the planet, and they have been in the business for quite a while now, since they began operating in 1970, thus, giving them a deep background of experience in shipping and freight management. They are one of the leading players of the shipping line industry, and are a go-to group for all cargo shipping needs.

We intend to obtain our market share of this industry based on the speed of our shipping fleet and our lower then industry shipping costs. At this time the world shipping fleet operates on average around 25 MPH. With our ship speed at 300 MPH we believe that they will not be direct competitors. Airlines are expected to see a significant market share move to our company with slightly slower speed then flying over the Atlantic, but at much cheaper rates.

Our attempts to transport for UPS, FEDEX, DHL, and the USPS will take careful and confidential contracting as to pricing and deals we arrange with each company we service who do compete with each other.

Plan of Operations

We were incorporated on June 3, 2003 in the State of Delaware.  After building our prototypes and conducting sea trials, we plan to add between 10 and 16 additional vessels and become a dominate force in shipping and transportation across the Atlantic Ocean,

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while operating smaller feeder ships in the Caribbean, Central, and South America, the Mediterranean, etc. Even with that number of vessels, Perko Worldwide will have to capture a minor market share to attain their projected figures.

Perko Worldwide’s hopes to overcome the challenges faced in containerized cargo shipping. The Perko Worldwide conceptualized vessel has a target speed in excess of 300 MPH. It is designed for stability, weight control, easy loading and unloading, docking, maneuvering, and extremely fast speeds. These vessels will carry cargo containers, express parcels, and passengers across the Atlantic Ocean. The naval architectural firm of Columbia-Sentinel Engineers has reviewed the concept and issued a feasibility letter wherein they stated while carrying 4950 tons of payload the design presented to them should make 300 mph. The initial fleet, at 980 feet, is to carry a max load of approximately two hundred forty forty-foot containers per ship.

The initial fleet will be used to connect Boston on east coast of the United States to Lisbon, Portugal in Europe, and once the cost of operations has been established and proven successful, that information will be used to develop a fleet that could be used worldwide.

Once the prototype if fully operational, we intend to establish a subsidiary, Perko Atlantic Shipping, to build and operate the actual shipping division. This subsidiary will be majority owned by the company. We estimate that an additional $5,000,000,000 will be needed for the development of eight 980-foot ships capable of making 300 mph and sixty-foot scale model ships for either side of the Atlantic Ocean, airport/sea port startup operations, and establishment of worldwide headquarters. We intend to raise these funds through the subsidiary, either through equity or debt financing.

Perko Worldwide initially intends to introduce a shipping rate comparable to the average rate; however due to our patented ship design revolutionary speed capability, once established we will increase pricing to equal market demand and expect to bill rates at three to six times the average rate for containers moved to and from Europe.

We anticipate to acquire a national trucking firm in the next 12 months to expand operations routs to Europe and to add routes to China from San Francisco. Once these phases have been implemented considerations would be given to supertankers and high speed rail across the United States.

It is important to note that we are a development stage business with minimal business activity.  As of the date of this prospectus we do not own or operate any vessels.

Perko Worldwide Corp’s Concepts

Company’s vessel will have a target speed in excess of 300 MPH. It is designed for stability, weight control, easy loading, and unloading, docking, maneuvering, and extremely fast speeds. Although the vessel is currently in its conceptual stage, the naval architectural firm of Columbia- Sentinel Engineers has reviewed the concept and issued a feasibility letter wherein they stated while carrying 4950 Tons of payload the design presented to them should make 300 MPH. The initial fleet, at 980 feet, is to carry a max load of approximately two hundred forty 40 foot containers per ship.

Propulsion

The speed requirement of the vessel necessitates the use of gas turbine engines as its main method of propulsion. The turbo-shafts under consideration are three GE LM 6000s which each develop over 50,000 shaft horsepower, and six, GE CF6-80 turbo-fans, each developing between 47,000 and 75,000 ft/lbs of thrust. These gas turbines have impressive records for reliability, and are readily available on the used turbine market for our initial fleet.

Secondary propulsion will be generated by marine diesel engines creating electrical power, and power for the ship’s thruster system primarily used for close quarter maneuvering, but can also be used to obtain forward propulsion attaining a maximum speed of approximately 4 knots when in ports or no wake zones where our turbines or main propulsion system cannot be operated

Thrusters are to be used primarily in close quarters maneuvering, or in no wake zones. We estimate making a max speed of 4 knots when under thruster power.

Loading and Unloading

Many of the newer and larger ships that have been specifically designed for containers are not designed for self-sufficiency, loading one container at a time with large port side cranes. Perko Worldwide Corps new vessels will incorporate patented deck towing, and roller systems to load and unloading the Entire Ship’s Container Cargo All At Once. Due to the multiple levels of roll on loading a

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several story loading dock must be built requiring significant capitalization at the air ports/sea ports where our main ocean crossing vessels operate from on either side of the Atlantic. Smaller coastal shuttle ships can load using a rear ship ramp and self-sustain-RO-RO system. Our main ocean crossing vessels and coastal shuttle ships will dock perpendicular with it stern into the dock. The docking system will include an enclosed berth/lock using massive high speed pumps to raise and lower the vessel as needed to match the fixed height of the multiple levels for containers, drive on cars, parcels/luggage, and passengers.

Speed

By the early 1900 the fastest naval destroyers could reach a sustained speed of 37 nautical miles per hour (knots). The Atlantic crossing record for a passenger liner was set in 1952 by the U.S.S. United States, which posted an average speed of 35.6 knots on her maiden voyage from New York to Le Havre.

The technology needed to build a 35 knot ship has been around for at least 40 years, so why do modern container ships still plod along at 18 to 25 knots? The answer is a combination of physics and economics. The basic problem is that heavy displacement cargo ships encounter water resistance which increases exponentially with speed. In other words, making a large container ship go twice as fast will require more than twice as much power. At some point, the extra power required to increase speed become technically prohibitive: the necessary engine weight and fuel tanks would be too large to fit into the ship. A comparable marine diesel engine that develops 50,000 SHP would weight over 350,000 lbs. compared to the 18,000 lbs. for the same SHP GE LM 6000 gas turbine. Early record setting naval destroyers, for example, were little more than floating engines, with only enough fuel for a few hours at top speed. Moreover, the cost of extra speed becomes commercially unattractive well before it becomes technically prohibitive. High fuel consumption and big engines not only drive up operating costs, they also leave less room for cargo, so perpound costs, (unit costs) rapidly increase to uncompetitive levels.

However, speed is a key component of Company vessels. We have designed a patented ship buoyancy system to overcome water resistance by sitting on the surface, or very near the surface, at all times, even when loaded with heavy cargo. This permits little or no water resistance, so the ships can plane across the surface. A GE aeronautical engineer, and an aerospace engineer at Lockheed Martin working separately, being unaware of each other, both told David Perko his patented ship design, while under payload, could make as much as 300 mph. On our Web Site: google: www.perkoworldwide.com under, Documents, we have a current Feasibility Letter prepared by Columbia Sentinel Engineers Maritime Engineers, Seattle, WA, which also states our patented ship at 900 feet while under nine million lbs of payload, can make 300 MPH.

Currently, unless you chartered a massive aircraft, there is no way to carry multiple heavy containers between the USA and Europe at this speed, and the biggest plane would carry two. Company’s ships carry two hundred, forty-foot containers.

Future Fuel Prices

Company intends to use natural gas as the fuel for the engines instead of jet fuel, or premium diesel. Company acknowledges this reduces the SHP rating of the engines approximately 5%, but is saves considerably more on the cost of fuel. This minor reduction will not affect the performance of the vessel. PWC estimates to save more than 20% on the cost of operational fuel.

Shipyards

Company will choose a shipyard to fabricate its vessels which has experience working with the raw materials being contemplated for use to build the initial fleet. PWWC will require a bond from the builders certifying that work can be completed. Malaysia and China are both attractive for cost saving. Building the transatlantic ships in foreign shipyards manages the costs of building the larger ships; however, our far more numerous coastal shuttle ships, to operate in multiple U.S. Ports, and in compliance with the Jones Act, will be built in the United States.

Crews

Crews are an essential part of the operation and will need special training at Star Training in Dania Beach FL for the vessels under consideration. The U.S. East Coast Senior V.P. for Sea Board Ship Management is a personal friend of Mr. Perko and has offered help with crew when needed.

The Perko Worldwide Patent

The Perko Worldwide Patent (‘Patent’) claims a revolutionary vessel projected to meet both the speed threshold, load carrying capacity, and ease of loading and unloading. The Patent covers unique deck towing, and roller systems to load and unloading the entire ship’s container cargo all at once.

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Speed is a key component of Perko Worlwide vessels. They have been designed to overcome water resistance by sitting on the surface, or very near the surface, at all times, even when loaded with heavy cargo. This is a main portion of the patented extreme buoyancy system. It permits little or no water resistance, so the ships can plane across the surface.

Keys for Success

To better achieve our business objectives and successfully compete with other shipping companies, we have developed the following focal points and strategies we anticipate implementing in all of our future restaurants:

  Closely monitor all financial aspects of PWWC so as to minimize expenses while generating maximum profits.

  Focus on instituting solid monitoring programs to help its primary business of tracking all financial matters, as experience has shown the once these programs have been established the produce excellent results for the future

  Focus heavily on the operational end of the business, with emphasis on obtaining the most return of each dollar spent.

  Focus on recruiting the personnel necessary to enable the organization to obtain its goals.

  Focus on implementing revenue enhancement and cost containment programs to maximize the returns for investors.

  Continue to provide the very highest level of monitoring possible.

  Focus heavily on the operations of the company as a whole and monitor aggressively the procedures and infrastructure that are in place, to support and sustain operations.

  Focus on recruiting new personnel in order to enhance its productivity, training people to help them achieve the very highest form of professionalism, thereby contributing to the image, business, and goals of the company.

  Focus on implementing revenue enhancements and cost containment programs.

  Concentrate on its plan to be successful in this industry.

Operations and Management

The Officers and the Board of Directors of the Company are accountable to the Company as a fiduciary and consequently must exercise good faith and integrity in handling Company affairs. We intend to indemnify our Officers and Directors to the full extent permitted by Delaware Law. Management will have no liability to the Company for a mistake or error of judgment or for any act or omission believed to be within the scope of the authority conferred by the Delaware Law unless such mistake, error of judgment or act or omission was made, performed or omitted by the Management fraudulently or in bad faith or constituted gross negligence. We will also provide for indemnification of the Management and its officers and directors by the Company to the full extent permitted by law for any action, suit, or proceeding that may be brought or threatened against it or them by reason of the fact that it/he was or is Management of the Company. Any indemnification of our Management is recoverable only out of the assets of the Company and not from the Shareholder We may pay the cost of liability insurance insuring our Management against any liability as to which our Management may be indemnified. In addition, cash advances from Company funds may be made to Management for legal expenses and other costs incurred as a result of any legal action or proceeding if certain conditions set forth in the Bylaws are met, including, but not limited to, in the event an action is initiated by one or more of the Shareholder.

To the extent that the indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and is, therefore, unenforceable. Notwithstanding the foregoing, we will not indemnify our Board of Directors, Officers or their affiliates, from any liabilities incurred by them arising under federal and state securities laws

Unless:

  There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person seeking indemnification
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  Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person seeking indemnification; or
  A court of competent jurisdiction approves a settlement of the claims against the particular person seeking indemnification and finds that indemnification of the settlement and related costs should be made.

In addition, prior to seeking court approval for indemnification, Management is required to inform the court of the position of the Securities and Exchange Commission and various securities regulatory authorities with respect to indemnification for securities violations.

Proposed Milestones to Implement Business Operations

Company’s mission is to be a highly efficient and profit oriented company. This will come about by the company’s highly qualified management team. One of its main goals is closely monitor all financial aspects of Company so as to minimize expenses while generating maximum profits.

Company is dedicated to fostering an atmosphere of respect, understanding, and distinguishing itself from the competition through a Higher Standard of Excellence.

Short Term Goals

Make an IPO on the NASD OTC BB which builds our revolutionary Prototype High Speed Ship, and places sufficient seed capital at Goldman Sachs or Merrill Lynch which together will instigate their making a fleet building multibillion dollar second offering which also moves Perko Worldwide Corps’ stock listing to the NYSE.

Long-Term Plan (5 Years)

Have our initial Fleet operating running eight 900 foot ships at 300 MPH back and forth across the Atlantic Ocean, docking each side every eight hours, with 300 foot shuttle ships running up and down the respective coastlines consolidating freight at the Main Ports where the 900 foot transatlantic ships load, refuel and put to sea four times, each side of the Atlantic Ocean, every day; thus connecting the USA to Europe with a Revolutionary New Means of Operations.

Financing

We believe that we will be able to raise sufficient funds from this offering to build our first prototype ship, conduct sea trials, and meet our projected expenditures over the next 18 months.  While we believe that this offering will provide adequate funds to cover our initial capital requirements, we plan to seek other sources of equity financing on favorable terms to satisfy our growth and expansion plans.  However, there are no assurances that any such financing can be obtained or, if obtained, on terms favorable to us.  If we are unable to generate profits or unable to obtain additional funds to meet our working capital needs, we may need to cease or curtail our business operations.  Further, there is no assurance that the net proceeds from any successful financing arrangement will be sufficient to cover our cash requirements during the initial stages of our business development.

Intellectual Property

We are the sole licensee of a 9 year globally exclusive license for the development, utilization, and marketing of our founder's, David Perko, patent (Patent number issued, # 7013828, titled: Buoyant Tube Ship (the “Patent”) In addition, the Patent Licensing Agreement

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gives us the right of first refusal for other patents pending technology owned by Mr. Perko. See “The Company- Patents and Proprietary Rights and Related Litigation” and “Certain Relationships and Related Transactions”.

Property and Equipment

At present, the Company owns no property and maintains a corporate address at 2650 SW 18th Street, Fort Lauderdale, FL., which is the property of its President. The Company pays no rent. Assuming a successful completion of this offering the Company intends to open corporate headquarters in South Florida.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

The Management has broad discretionary powers to manage the affairs of the Company under the laws of the State of Delaware. Generally, actions taken by the Management are not subject to a vote or review by the Shareholder, except to the extent provided in the Bylaws.

•	The!following table sets forth certain information concerning our directors and executive officers:

Our executive officers and directors and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position

David Perko	49	President, Chairman

Johnathan S. Williams	26	Director

Michelle A.Williams	53	Director

L. Paul Zankich	70	Director

Officers

At present, we have one Officer, David Perko, our President, and no employees. We have no employment agreements with Mr. Perko and Mr. Perko receives no compensation. However, once funds are available, we intend to pay enter into an Employment Agreement with David Perko, our President. His initially salary with be $80,000 per year. We plan to hire additional full-time executives along with full and part-time (training) employees as necessary to meet the expanded operations of the business. As it starts operations, PWWC will acquire personnel that will oversee all the financial, operational, human resources, marketing, and sales aspects of the business.

Currently, Mr. Perko is speaking with several outstanding candidates to fill key positions, such Vice President, Chief Financial Officer and Chief Legal Counsel, to be retained once the funds are available and the Company’s operations required such positions to be filled.

Mr. Perko realizes that the stability and success of PWWC will be largely dependent upon these executives. Although prime candidates have been considered with outstanding experience and backgrounds, there is no assurance they will agree to the terms and conditions of the Company and accept employment when needed.

Board of Directors

David Perko – Chairman of the Board, President, CEO

Mr. Perko is the Founder/President and Chairman of the Board of PWWC and has held those positions since its inception in 2003. Mr. Perko has an impressive background which includes 3 years as a sailor in the U.S. Navy, and 10 years as an officer in the United States Marine Corp, from which he separated honorably in 2000 with the rank of Captain. His background in the Marines includes logistics, and the study of Marine Power and Propulsion Systems of the U.S. Navy.

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Jonathan S. Williams – Director

Mr. Williams has been a director of the Company since 2008. Currently, Mr. Williams is a Lieutenant on Active Duty in the U.S. Air Force. Prior to that, Mr. Williams attended the University of Florida, where he graduated in 2011, with a degree in Chemical Engineering. Mr. Williams is the son of Michelle Williams.

Michelle A. Williams – Director

Ms. Williams has been a director of the Company since 2003. Ms. Williams is a Registered Nurse certified in psychiatric care and presently works at Life Skills Treatment Center where she has been employed for the past nine years. Ms. Williams is the mother of Jon Williams , who is also on the Board, and Ms. Williams is also the “significant other” of David Perko.

L. Paul Zankich, P.E – Director

Mr. Zanich is the founder/owner of Columbia-Sentinel Engineers, a Professional Engineering, and Principle Naval Architectural firm located in Seattle Washington, since 1973. Columbia-Sentinel Engineers provides services in Naval Architecture and Marine Engineering, Industrial Engineering and Management to the marine business community. The company was founded as a partnership in 1973 to provide engineering services to vessel owners, operators, and shipyards. CSE has operated continuously since 1973 and was incorporated in Washington State in 1976. In addition to new and existing vessel design and engineering, they provide management, quality assurance, production engineering, and other consulting services to the shipbuilding and ship repair industry and related businesses.

Committees of the Board of Directors

Our Board of Directors presently does not have any active committees.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers from inception on June 3, 2003 through April 30, 2013.  Our fiscal year end is December 31.  No compensation has been paid to our officers from inception on June 3, 2003 through April 30, 2013.  We have no plans to begin paying our officers any cash compensation during the current fiscal year ending December 31, 2013.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value & Nonqual-ified Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Totals ($)

David Perko President, Chairman of Board	2013	0	0	0	0	0	0	0	0

The following table sets forth information with respect to compensation paid by us to our directors from inception on June 3, 2003 through April 30, 2013.  Our fiscal year end is December 31.

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Director Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

David Perko	0	0	0	0	0	0	0
Jonathan S. Williams	0	0	0	0	0	0	0
Michelle A. Williams	0	0	0	0	0	0	0
L. Paul Zankich	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.  There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Employment Agreements

We have not entered into any employment agreements with any of our officers or directors.  As of the date of this prospectus we had no employees other than those listed above.  All future employment arrangements are subject to the discretion of our Board of Directors

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Officer Compensation

Our sole officer, Mr. David E. Perko currently receives no salary but is a positioned to control his own compensation, structure his employment contracts, and to approve affiliated transactions, if any.

Director Compensation

We have no plans to begin paying our directors any cash compensation until our business becomes operationally profitable.  We may, however, reimburse our directors for any out-of-pocket travel and lodging expenses associated with their attendance of Board meetings.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership as of the date of this prospectus by (i) each named executive officer, (ii) each member of our Board of Directors, (iii) each person deemed to be the beneficial owner of more than five percent (5%) of any class of our common stock, and (iv) all of our executive officers and directors as a group.  Unless otherwise indicated, each person named in the following table is assumed to have sole voting power and investment power with respect to all shares of our common stock listed as owned by such person.

As of the date of this prospectus, we had 75,000,000 shares of common stock authorized with 30,186,250 unissued shares, and 10,000,000 shares of preferred stock authorized with 3,000,000 unissued shares.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class (Common)	Shares of Preferred Stock	Percentage of Class (Preferred)

Officers and Directors
David Perko, President, CEO, Treasurer and Secretary	38,410,000	51.2%	7,000,000	70%

All directors as a group (4 persons)	40,410,000	53.8%	-0-	0%

DESCRIPTION OF SECURITIES

Common Stock

Our Articles of Incorporation authorize us to issue up to 75,000,000 shares of common stock, $1.00 par value.  Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors.  Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.  All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders.  However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that our Board of Directors may decide to issue in the future.

As of the date of this prospectus we had 44,813,750 shares of common stock issued and 30,186,250 outstanding.

Preferred Stock

Our Articles of Incorporation authorize us to issue up to 10,000,000 shares of preferred stock, $1.00 par value.  Our Board of Directors is authorized, without further action by the shareholders, to issue shares of preferred stock and to fix the designations,

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number, rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms.  We believe that the Board of Directors’ power to set the terms of, and our ability to issue, preferred stock will provide flexibility in connection with possible financing or acquisition transactions in the future.  The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders.  The presence of outstanding preferred stock could also have the effect of delaying, deterring or preventing a change in control of our company.

As of the date of this prospectus we had 10,000,000 shares of preferred stock issued and 3,000,000 outstanding.  Further, we have no present plans to issue any shares of preferred stock.

Dividend Policy

We have never declared or paid cash dividends.  We currently intend to retain all future earnings for the operation and expansion of our business and do not anticipate paying cash dividends on the common stock in the foreseeable future.  Any payment of cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, earnings, capital requirements, contractual restrictions and other factors deemed relevant by our directors.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our stock or any rights convertible or exchangeable into shares of our stock.

Shares Eligible for Future Sale

The 75,000,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. No shares held by our affiliates (officers, directors or shareholders) are being registered hereunder.

The eventual availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities, if a market ever develops.

Transfer Agent

We intend to use Pacific Stock Transfer Company, a Nevada corporation, and registered with the US Securities and Exchange Commission with offices at 4045 South Spencer Street, Suite 403, Las Vegas, Nevada 89119.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND CORPORATE GOVERNANCE

Patent License

The Company licenses the Patent for the Vessel Technology from David Perko, our President. In addition, Mr. Perko had granted the Company a right of first refusal for additional technology Mr. Perko has developed. The license is for a term of 9 years (the remaining life of the Patent) and the licensing fee of $5,000,000 was paid by the issuance of a 5-year Promissory Note, which will be due and payable July 3, 2018. The Note bears simple interest at the rate of 7% per annum. In addition, Mr. Perko is entitled to receive a royalty equal to 3% of the gross revenues generated by each ship using the Patented Technology. The Company recently received a third party appraisal for the Patent Technology from Cardinal Intellectual Property that estimated it value at $45.56 Million US dollars.

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Loans and Expenses

From time to time our President, David Perko, has loaned money to and paid expenses on behalf of the Company. We estimate these interest free loans and expenses to be approximately $188,000, which will be repaid from the proceeds of the Offering. See “Use of Proceeds”.

Affiliation

Three of our Directors are affiliated. Ms. Williams is the mother of Jon Williams, who is also on the Board. Ms. Williams is the “significant other” of David Perko.

Conflicts of Interest

David Perko is our sole officer and a Director is affiliated with two of our three outside Directors thus effectively controlling the Board. In addition, Mr. Perko presently owns 75.5% of the outstanding voting stock and therefore controls who will serve as directors of the Company. See “Directors, Executive Officers and Control Persons” page 28.

Mr. Perko is not currently bound by an employment contract or non-competitive agreement, and thus may engage in other business activities similar or dissimilar to those engaged in by the Company. To the extent that Mr. Perko engages in such other activities, it will have possible conflicts of interest in diverting opportunities to other companies, entities or persons with which it is or may be associated or have an interest, rather than divert such opportunities to the Company. Similarly, Mr. Perko may have the Company engage in transactions, situations, or projects in which he or his affiliates may have a vested interest. Such potential conflicts of interest include, among other things, the time, effort, and corporate opportunity involved in its participation in other business transactions or activities. As no policies have been established for the resolution of such conflicts, we may be adversely affected should he choose to place their business interests before those of the Company. No assurance can be given that such potential conflicts of interest will not cause the Company to lose potential opportunities. See, “Directors, Executive Officers and Control Persons” page 28.

Although Mr. David Perko presently does not receive a salary, he is in a position to control his own compensation, structure his employment contracts and to approve affiliated transactions, if any. Although Mr. David Perko intends to act fairly and in full compliance with his fiduciary obligations, there can be no assurance that the Company will not, as a result of the conflicts of interest described above, possibly enter into arrangements under terms less favorable than it could have obtained had it been dealing with unrelated persons. See, “Risk Factors.

In addition, the Company licenses the Patent for the Vessel Technology from David Perko, our President. The license is for a term of 9 years (the remaining life of the Patent) and the licensing fee of $5,000,000 was paid by the issuance of a 5-year Promissory Note, which will be due and payable July 3, 2018. The Note bears simple interest at the rate of 7% per annum. In addition, Mr. Perko is also entitled to receive a royalty equal to 3% of the gross revenues generated by each ship using the Patented Technology. The Company recently received a third party appraisal for the Patent Technology from Cardinal Intellectual Property that estimated it value at $45.56 Million US dollars.

The Company believes that this transaction was fair, however since Mr. Perko is the owner of the Patent and also controls the Company this transactions between the parties did not have the benefit of arm’s length negotiation of the type normally conducted between unrelated parties.

LEGAL PROCEEDINGS

No officer, director, or persons nominated for these positions, and no promoter or significant employee of our corporation has been involved in legal proceedings that would be material to an evaluation of our management.  We are not aware of any pending or threatened legal proceedings involving Perko Worldwide Corp.

During the past ten (10) years, David Perko have not been the subject of the following events:

1) Any bankruptcy petition filed by or against any business of which Mr. Perko were a general partner or executive officer either at the time of the bankruptcy or within two (2) years prior to that time;

2) Any conviction in a criminal proceeding or being subject to a pending criminal proceeding;

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3) An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Mr. Perko’s involvement in any type of business, securities or banking activities; and

4) Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No named expert or counsel referred to in this Prospectus has any interest in our Company. No expert or counsel was hired on a contingent basis, will receive additional direct or indirect interest in our Company, or was a promoter, underwriter, voting trustee, director, officer or employee of, or for, our Company.

Our financial statements included in this prospectus and the registration statement have been audited by Lenning & Company to the extent and for the periods set forth in their report appearing elsewhere in this prospectus and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The legality of the shares of common stock being registered has been passed upon Keidi S. Carrington, Esq., Carrington Legal, 40 Saint Botolph St., Boston, MA 02116.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article XII of the Certificate of Incorporation of U.S. Geothermal Inc. (“we”, “us” or “our company”) provides for indemnification of officers, directors and other employees of U.S. Geothermal to the fullest extent permitted by Delaware Law. Article XIII of the Certificate of Incorporation provides that directors shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to our company or our stockholders, (ii) acts and omissions that are not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware Law, or (iv) for any transaction from which the director derived any improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been information that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ADDITIONAL INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving our company and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington D.C. 20549.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a website at www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

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REPORTS TO SECURITY HOLDERS

Upon effectiveness of this prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent registered public accounting firm and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each fiscal year.

FINANCIAL STATEMENTS

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation
3.2	Bylaws
5.1	Legal Opinion of Keidi S. Carrington, Esq.
23.1	Consent of CPA, Independent Registered Public Accounting Firm
23.2	Consent of Legal Counsel (contained in exhibit 5.1)

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PERKO WORLDWIDE CORP.

(A Development Stage Company)

APRIL 30, 2013

TABLE OF CONTENTS

Page

Independent Auditors’ Report	F-2

Balance Sheet	F-3

Statement of Income	F-4

Statement of Changes in Stockholders’ Equity	F-5

Statement of Cash Flows	F-6

Notes to Financial Statements	F-7 to F-8

Consent of Independent Registered Public Accounting Firm	F-9

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PERKO WORLDWIDE CORP.

(A Development Stage Company)

FINANCIAL STATEMENTS

AND

AUDITOR’S REPORT

* * *

APRIL 30, 2013

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LENNING & CO., INC.

CERTIFIED PUBLIC ACCOUNTANTS

18377 Beach Blvd., Ste. 211

Huntington Beach, CA 92648

(714) 893-0646

Fax (714) 596-7152

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of

Perko Worldwide Corp.

We have audited the accompanying financial statements of Perko Worldwide Corp., (a development stage company), which comprise the balance sheet as of April 30, 2013, and the statement of stockholders’ equity, and statement of cash flows for the period then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors' judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perko Worldwide Corp. as of April 30, 2013, and the results of its operations for the period then ended in accordance with U.S. generally accepted accounting principles.

August 9, 2013

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PERKO WORLDWIDE CORP.
(A Development Stage Company)
BALANCE SHEET
APRIL 30, 2013

ASSETS

CASH	$6,000

INTANGIBLES
Patent, net of amortization	259,625

TOTAL ASSETS	$265,625

LIABILITIES AND STOCKHOLDERS' EQUITY

DUE TO STOCKHOLDER	$14,050

STOCKHOLDERS' EQUITY
Common stock
Authorized - 22,000,000 shares, no par value
Issued and outstanding - 19,610,000 shares	299,000
Preferred stock
Authorized - 10,000,000 shares, no par value
Issued and outstanding - 7,000,000 shares	70,000
Additional paid-in capital	380,000
Accumulated deficit	(497,425)
Total stockholders' equity	251,575

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$265,625

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PERKO WORLDWIDE CORP.
(A Development Stage Company)
STATEMENT OF INCOME
FOR THE PERIOD ENDED APRIL 30, 2013

REVENUES	$—

OPERATING EXPENSES
Organization costs	100,000
Amortization expense	6,700
Total operating expenses	106,700

LOSS FROM OPERATIONS	(106,700)

INCOME TAX EXPENSE	—

NET LOSS	$(106,700)

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PERKO WORLDWIDE CORP.
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERIOD ENDED APRIL 30, 2013

					Additional	Retained	Total
	Common Stock		Preferred Stock		Paid-in	Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Captial	(Deficit)	Equity

Balance at December 31, 2012	18,575,000	$195,500	7,000,000	$70,000	$380,000	$(390,725)	$254,775

Net loss						(106,700)	(106,700)

Common stock issued for cash,
no par value per share	35,000	3,500					3,500

Common stock issued for services,
no par value per share	1,000,000	100,000	—	—	—	—	100,000

Balance at April 30, 2013	19,610,000	$299,000	7,000,000	$70,000	$380,000	$(497,425)	$251,575

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PERKO WORLDWIDE CORP.
(A Development Stage Company)
STATEMENT OF CASH FLOWS
FOR THE PERIOD ENDED APRIL 30, 2013

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	(106,700)
Adjustments to reconcile net loss to net cash
provided by operations:
Non-cash organization costs	100,000
Amortization expense	6,700

Net cash provided by operating activities	—

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	3,500

Net cash provided by financing activities	3,500

NET INCREASE IN CASH	3,500

CASH, beginning of period	2,500

CASH, end of period	$6,000

SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING ACTIVITIES
Organizational services exchanged for 1,000,000 common shares at $0.10/share.	$100,000

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PERKO WORLDWIDE CORP.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS

APRIL 30, 2013

NOTE 1 – ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies of Perko Worldwide Corp. is presented to assist in the understanding of the Company’s financial statements. The financial statements and notes are representations of the Company’s management, who is responsible for their integrity and objectivity.

Organization – Perko Worldwide Corp. was incorporated in Delaware on July 3, 2003. Perko Worldwide Corporation is working to create the most revolutionary development in logistics, cargo shipping, and international travel in decades and is looking to truly change the way business moves freight around the world. As of April 30, 2013, operations have not commenced.

Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain amounts and disclosures. Accordingly, actual results could differ from those estimates.

Fair Value – The financial position of the Company at April 30, 2013 includes certain financial instruments that may have a fair value that is different from the value currently reflected in the financial statements. In reviewing the financial instruments of the Company, certain assumptions and methods were used to determine the fair value of each category of financial instruments for which it is practicable to estimate that value.

Intangibles – The Company accounts for intangible assets in accordance with generally accepted accounting principles. Under generally accepted accounting principles, intangible assets with estimable useful lives are amortized over their respective estimated useful life and periodically tested for impairment. Patents are being amortized over 20 years under the straight-line method, the term of protection available which gives the Company exclusive rights to use the intellectual property for a minimum of twenty years.

Income taxes – The Company accounts for income taxes in accordance with generally accepted accounting principles, which requires the use of the liability method of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year’s income taxable for Federal and state income tax reporting purposes.

For the period ended April 30, 2013, no income has been generated. Therefore, no provision for income taxes has been made.

Uncertain Tax Positions – Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures.

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NOTE 2 – INTANGIBLE ASSETS

The Company obtained and filed a patent which became final in March 2006. The Company considers this patent to be intellectual property which is to be amortized over 20 years, the minimum term of protection available for patents.

Intangible assets	$402,000
Less accumulated amortization	(142,375)
Net intangible assets	$259,625

Future amortization expense
Year Ended December 31,
2013	$20,100
2014	$20,100
2015	$20,100
2016	$20,100
2017	$20,100

NOTE 3 – DUE TO STOCKHOLDER

The Company’s founder and stockholder advanced funds to the Company. These advances are non-interest bearing and are due on demand. The due to stockholder balance at April 30, 2013 was $14,050.

NOTE 4 – SUBSEQUENT EVENTS

Date of Management Evaluation

Management has evaluated subsequent events through August 9, 2013, the date of which the financial statements were available to be issued.

Certificate of Amendment

On June 13, 2013, the Company filed a Certificate of Amendment which amended their Certificate of Incorporation, article number four. This amendment increased the total number of shares which the corporation is authorized to issue from 22,000,000 shares to 30,000,000 shares of common stock and set the par value per share of common stock at $2 par value per share. In addition, the par value per share on the preferred stock was set at $.01 par value per share. The total number of authorized preferred shares remained at 10,000,000 shares available to issue.

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LENNING & CO., INC.

CERTIFIED PUBLIC ACCOUNTANTS

18377 Beach Blvd., Ste. 211

Huntington Beach, CA 92648

(714) 893-0646

Fax (714) 596-7152

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Perko Worldwide Corp. on Form S-1 of our audit report, dated August 9, 2013, relating to the accompanying audited financial statements (and related statements included there in) as of April 30, 2013, which appear in such Registration Statement.

August 9, 2013

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